CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136511, 333-147288, 333-148197, 333-149503, 333-156915, 333-160529, 333-176180, 333-190319, and 333-220559 on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of Electronics For Imaging, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers in fiscal year 2018 due to the adoption of the new revenue standard) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 27, 2019